News Release

Tutor Perini Announces Chief Financial Officer Transition

Sylmar, CA – July 24, 2015 – (BUSINESS WIRE) – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced that Michael J. Kershaw, its Executive Vice President and Chief Financial Officer, will be retiring from the Company. Mr. Kershaw will remain employed by the Company to assist in the transition of responsibilities to his successor. Mr. Kershaw joined the Company in September 2011 and has been instrumental in integrating and improving the Company’s accounting and financial reporting systems, negotiating enhanced credit facilities, and implementing a successful investor relations program.

At the same time, the Company announced that it has entered into a letter agreement with Gary G. Smalley to succeed Mr. Kershaw as the Company’s Executive Vice President and Chief Financial Officer.  Mr. Smalley is expected to join the Company no later than September 1, 2015 and, at that time, will be appointed the Company’s principal financial officer. Mr. Smalley has been Senior Vice President and Controller of Fluor Corporation (NYSE: FLR) since March 2008 and, since October 2014, concurrently served as Group Chief Financial Officer for one of Fluor's business segments. Fluor Corporation is a global engineering and construction firm that designs and builds some of the world's most complex projects; creating and delivering innovative and integrated solutions for its clients in engineering, procurement, fabrication, construction, maintenance and project management on a global basis. Prior to his current roles, Mr. Smalley was employed by Fluor as Vice President of Internal Audit from September 2002 to March 2008 and, since joining Fluor in 1991, held a variety of other financial management positions in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young and J.P. Stevens and Company. Mr. Smalley has a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant, Certified Fraud Examiner and a Chartered Global Management Accountant.

Ronald Tutor, Chairman and Chief Executive Officer of Tutor Perini, said, “We are pleased to welcome Gary to our executive management team and look forward to working with him to continue driving the Company’s growth. In addition, I would like to express my sincere thanks to Mike for his dedicated service to the Company and wish him well in his future retirement.”

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations and Corporate Communications

www.tutorperini.com